NEWS RELEASE

BIOLASE EXPECTS TO REPORT POSITIVE CASH FLOW FROM OPERATIONS FOR Q4 2012

BIOLASE Expects to Continue to Generate Positive Cash Flow from Operations for 2013 Overall

IRVINE, CA (January 22, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, announced today that based on preliminary unaudited financial results, the Company expects to report that it generated positive cash flow from operations for Q4 2012.

“We are pleased with our preliminary unaudited financial results for Q4 2012. It is rewarding to see that our restructuring efforts over the past two years have enabled us to turn the Company around and that we are making significant progress toward achieving our financial goals,” said Federico Pignatelli, Chairman and CEO. “The trends we are seeing in the adoption of dental lasers also give us confidence in achieving continued double-digit growth of our core dental franchise. Based on our current plans, we expect the Company will continue to generate positive cash flow from operations for the overall year ending December 31, 2013.”

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate approximately 290 patented and patent-pending technologies designed to provide biological treatment and clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment and CAD/CAM systems. BIOLASE has sold more than 21,000 lasers.

Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at twitter.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

For further information, please contact:
Lisa Wilson
In-Site Communications, Inc.
212-759-3929